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                                                               EXHIBIT EX-99.M.2

                                 AB FUNDS TRUST
                                GS8 CLASS SHARES
                                DISTRIBUTION PLAN

      This Distribution Plan (this "Plan") has been adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by AB Funds Trust, a business trust organized under the laws of the State of Delaware (the "Trust"), with respect to the GS8 Class of shares (the "GS8 Class") of each of the series of the Trust listed on Schedule A, as amended from time to time (each a "Fund").

SECTION 1. DISTRIBUTION FEE

      (c) Each Fund shall pay to the Annuity Board of the Southern Baptist Convention ("Annuity Board"), on behalf of the GS8 Class of such Fund, a distribution fee under this Plan at the annual rate set forth opposite the name of such Fund on Schedule A hereto of the average daily net assets of such Fund attributable to the GS8 Class (the "Distribution Fee").

      (d) The Distribution Fee shall be calculated daily and paid monthly by each Fund with respect to the GS8 Class at the annual rates indicated above. The Annuity Board may make payments to assist in the distribution of all classes of shares of the Funds out of any portion of any fee paid to the Annuity Board or any of its affiliates by the Fund, its past profits or any other sources available to it.

SECTION 2. EXPENSES COVERED BY THIS PLAN

      (a) The Distribution Fee with respect to the GS8 Class of each Fund is paid to compensate the Annuity Board for expenses incurred by it in connection with the offering and sale of shares of the GS8 Class, including payments by the Annuity Board to the Funds' distributor and others who render distribution services. Such expenses may include, but are not limited to, the following: costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors; an allocation of overhead and office distribution-related expenses of the Annuity Board; advertising expenses; payments to and expenses of other persons who provide support services in connection with the distribution of the shares; and any other costs and expenses relating to distribution or sales support activities with regard to the GS8 Class. The Annuity Board may retain all or a portion of the Distribution Fee.

      (b)   The amount of the Distribution Fee payable by each Fund under
Section 1 hereof is not related directly to expenses incurred by the Annuity Board and this Section 2 does not obligate the Fund to reimburse the Annuity Board for such expenses. The Annuity Board may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with paying the expenses described in this Section 2. The Distribution Fee set forth in Section 1 shall be paid by each Fund to the Annuity Board unless and until this Plan is terminated or not renewed with respect to such Fund or the GS8 Class thereof, and any distribution expenses incurred by the Annuity Board on behalf of such Fund in excess of payments of the Distribution Fees specified in
Section 1 hereof which the Annuity Board has

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accrued through the termination date are the sole responsibility and liability of the Annuity Board and not an obligation of such Fund. The Annuity Board may waive receipt of fees under this Plan for a period of time while retaining the ability to be paid under this Plan thereafter.

SECTION 3. INDIRECT DISTRIBUTION EXPENSE

      To the extent that any payments made by each Fund to the Annuity Board or SBC Financial Services, Inc., in its capacity as investment adviser to such Fund, including payment of any shareholder service and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

SECTION 4. APPROVAL OF SHAREHOLDERS

      This Plan shall not take effect with respect to a particular Fund, and no fee shall be payable by such Fund in accordance with Section 1 of this Plan, if adopted after the public offering of such Fund's voting securities or the sale of such securities to persons who are not affiliated persons of such Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters, until this Plan has been approved by a vote of at least a majority of the outstanding voting securities of the GS8 Class of such Fund. This Plan shall be deemed to have been approved with respect to the GS8 Class of such Fund so long as a majority of the outstanding voting securities of such class votes for the approval of this Plan, notwithstanding that this Plan has not been approved by any other class of such Fund.

SECTION 5. APPROVAL BY TRUSTEES

      Neither this Plan nor any related agreements shall take effect with respect to the GS8 Class of a particular Fund until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

SECTION 6. CONTINUANCE OF THIS PLAN

          This Plan shall continue in effect from year to year with respect to the GS8 Class of each Fund, so long as its continuance is specifically approved at least annually by the vote of the Trust's Board of Trustees in the manner described in Section 5 above.

SECTION 7.        TERMINATION

         This Plan may be terminated with respect to the GS8 Class of a Fund without penalty at any time, by a vote of a majority of the outstanding voting securities (as so defined) of such GS8 Class of such Fund or by a vote of a majority of the Independent Trustees. This Plan may remain in effect with respect to the GS8 Class of the Fund even if this Plan has been terminated in accordance with this Section 7 with respect to any other Fund.

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SECTION 8. AMENDMENTS

      This Plan may not be amended with respect to a Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of the GS8 Class of such Fund. Any material amendment to this Plan shall be effective only upon approval by the Trust's Board of Trustees in the manner described in Section 5 above.

SECTION 9. SELECTION OF CERTAIN TRUSTEES

      While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust, provided that the shareholders of the Trust may also nominate and select persons for such positions, as specified in the Trust's Trust Instrument.

SECTION 10. WRITTEN REPORTS

      In each year during which this Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by each Fund with respect to the GS8 Class pursuant to this Plan or any related agreement shall prepare and furnish to the Trust's Board of Trustees, and the Board shall review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

SECTION 11. PRESERVATION OF MATERIALS

      The Trust shall preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, agreement or report.

SECTION 12. MEANINGS OF CERTAIN TERMS

      As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" shall be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

SECTION 13. LIMITATION OF LIABILITY

      The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or a Fund under this Plan.

SECTION 14. GOVERNING LAW

      This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware.

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Dated:  August 4, 2004

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

                                  SCHEDULE A TO
                                 AB FUNDS TRUST
                                GS8 CLASS SHARES
                                DISTRIBUTION PLAN

                                               Distribution Fee (expressed as an annual rate
                                                Of the average daily net assets of the Fund
         NAME OF FUND                                 Attributable to the GS8 Class)
                                                      ------------------------------
Flexible Income Fund                                               0.30%

Growth & Income Fund                                               0.30%

Capital Opportunities Fund                                         0.30%

Global Equity Fund                                                 0.30%

Money Market Fund                                                  0.30%

Low Duration Bond Fund                                             0.30%

Medium Duration Bond Fund                                          0.30%

Extended Duration Bond Fund                                        0.30%

Equity Index Fund                                                  0.30%

Value Equity Fund                                                  0.30%

Growth Equity Fund                                                 0.30%

Small Cap Equity Fund                                              0.30%

International Equity Fund                                          0.30%

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